Exhibit 1(A)(11)

                           NOTICE OF WITHDRAWAL RIGHT

In order to comply with the laws administered by the Securities and Exchange Commission, we are sending you this notice. Please read it carefully and keep it with your records.

You have recently purchased a Custom VAL life insurance contract from The Prudential. The benefits of this contract depend on the investment experience of the selected investment options (The Prudential Variable Appreciable Account, The Prudential Variable Contract Real Property Account and The Fixed Account are currently available). The investment options of these accounts are described in Prospectuses that were given to you at the time of sale.

You have the right to examine and cancel this contract. Upon return, you are entitled to a refund of all premiums paid, plus or minus any change due to investment performance in the value of the invested portions of such premiums. However, if applicable state law so requires, you will receive a refund of all premiums paid, unadjusted for investment performance prior to cancellation. The cancellation deadline is the latest of:

     1. 10 days after you received the contract

     2. 45 days from the date you completed PART 1 of the application

     3. 10 days from the date of delivery of this notice.

In determining whether or not to cancel your contract, you should consider, along with other factors such as the needs and other reasons which motivated you to purchase this contract, the projected cost and your ability to make the scheduled premium payments as stated in your contract. Please consult and review the Prospectus you have received. The Prospectus describes the deductions from premiums before amounts are allocated to the investment Options. These are:

     A deduction of XX.XX% for premium tax
     A per payment charge of $2.00

In addition, the Prospectus describes certain charges that are deducted periodically from amounts allocated to the investment options. The Prospectus also describes charges that may be assessed upon surrender.

If you decide to cancel your contract, complete the enclosed form and return it along with your contract. The postmark of the returned contract must be on or before the deadline described above.


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


                                  INSTRUCTIONS

                              Please read carefully


If, after reading the enclosed notice, you decide to return your contract for cancellation you must:

     1. Sign and date the bottom portion of this form.

     2. Mail this notice together with your contract to:

             Prudential Insurance Company
             Eastern Service Office
             Box 388
             Fort Washington, Pa.  19034

     3. Make certain that the postmark on the envelope is on or before the latest date permitted for cancellation as described in the enclosed notice.

     4. Check the box at the bottom if you not yet received your contract when mailing this form.

                                             To be Filled Out by Owner

To: Prudential

Pursuant to the terms of the notice previously furnished me by Prudential, I hereby return the contract numbered below for cancellation and request a full refund of all premiums paid by me. I release Prudential from any claims in connection with the sale or issuance of this contract, and acknowledge that Prudential's only liability is the refund of the premiums paid for the contract. [Where state law permits, this paragraph will read: "Pursuant to the terms of the notice previously furnished me by Prudential, I hereby return the contract numbered below for cancellation and request a refund of all premiums paid by me, plus or minus any change due to investment performance in the value of the invested portions of such premiums. I release Prudential from any claims in connection with the sale or issuance of this contract, and acknowledge that Prudential's only liability is the refund of the premiums paid for the contract, plus or minus any change due to investment performance in the value of the invested portions of such premiums."]


___________________         ___________________________________________________
       Date                 Signature of Contract Owner


                            ___________________________________________________
                            Contract Number


                            ___________________________________________________
                            Name of Insured
                            (if other than Owner)


_________ I have not yet received the contract and, should it be received, I will return it to Prudential.


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